                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 7)/1/

                             Visible Genetics, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    92829S104
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [X]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)



--------
         /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                      ---------------------
 CUSIP No. 92829S104             13G                         Page 2 of 5 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Ansbert Gadicke
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,079,137(1)
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          None
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,079,137(1)
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,079,137 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.6%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------                                        ---------------------
CUSIP NO. 92829S104                  13G                     Page 3 of 5 Pages
-------------------                                        ---------------------

Item 1 (a).  Name of Issuer:

       Visible Genetics Inc.


Item 1(b).   Address of Issuer's Principal Executive Offices:

       700 Bay Street, Suite 1000, Toronto ON, Canada M5G 1Z6


Item 2(a).   Name of Person Filing:

       Ansbert Gadicke


Item 2(b).   Address of Principal Business Office or, if none, Residence:

       c/o MPM Capital L.P., 111 Huntington Avenue, 31st floor, Boston, MA 02199


Item 2(c).   Citizenship:

       United States


Item 2(d).   Title of Class of Securities:

       Common Stock


Item 2(e).   CUSIP Number:

       92829S104


Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act,


   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act,


   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,


   (d) [ ] Investment company registered under Section 8 of the Investment Company Act,


   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),


   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),


   (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),


   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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-------------------                                        ---------------------
CUSIP NO. 92829S104                  13G                     Page 4 of 5 Pages
-------------------                                        ---------------------



Item 4.  Ownership.

   (a) Amount beneficially owned:
        1,079,137 (1)


(b)      Percent of class:

        5.6%


   (c) Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote         1,079,137 (1)

       (ii)  shared power to vote or to direct the vote       None

       (iii) sole power to dispose or to direct the
             disposition of                                   1,079,137 (1)

       (iv)  shared power to dispose or to direct the
             disposition of                                   None


Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

            Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable

Item 8.    Identification and Classification of Members of the Group.

           Not applicable

Item 9.    Notice of Dissolution of Group.

           Not applicable

Item 10.   Certifications.

           Not applicable

(1) (1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and the general partners and control person of such entities. MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities Master Fund L.P., the direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC. 1,079,137 of the shares are held of record by MPM BioEquities Master Fund L.P. Each reporting person herein disclaims beneficial ownership of shares not directly held by such person.



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LIBC/1100182.1

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CUSIP NO. 92829S104                    13G                   Page 5 of 5 Pages
-------------------                                        ---------------------

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 13, 2002
                                       -----------------------------------------
                                                          Date


                                                  /s/ Ansbert Gadicke
                                       -----------------------------------------
                                                       Signature


                                                     Ansbert Gadicke
                                       -----------------------------------------
                                                       Name/Title